Exhibit 16.1

March 28, 2023
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by LanzaTech Global Inc. (formerly known as AMCI Acquisition Corp. II) under Item 4.01 of its Amendment No. 1 to Form 8-K dated March 28, 2023. We agree with the statements concerning our Firm in such Amendment No. 1 to Form 8-K; we are not in a position to agree or disagree with other statements of LanzaTech Global Inc. (formerly known as AMCI Acquisition Corp. II) contained therein.
Very truly yours,

/s/ Marcum LLP

Marcum LLP